Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements  (No. 333-217356, No. 333-219133, No. 333-219129, No. 333-139127, No. 333-152951, No. 333-168787, No. 333-184823 and No. 333-212907) on Forms S-3 and S-8 of Willdan Group, Inc. of our report dated March 9, 2018, except as to notes 2 (Segment Information and Contract Accounting), 4, and 13, which is as of October 3, 2018, with respect to the consolidated balance sheets of Willdan Group, Inc. as of December 29, 2017 and December 30, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 29, 2017, December 30, 2016, and January 1, 2016, and the related notes, which is included in this Current Report on Form 8-K of Willdan Group, Inc.

/s/ KPMG LLP

Irvine, California

October 3, 2018